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                                                                      EXHIBIT 15




August 10, 2000


Board of Trustees and Shareholders of
ProLogis Trust:

We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-38515,
333-52867, 333-26597, 333-74917, 333-75893, 333-79813, 333-69001, 333-86081,
333-95739 and 333-36578 its Form 10-Qs for the quarters ended March 31, 2000 and June 30, 2000, which include our reports dated May 9, 2000 and August 9, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), those reports are not considered a part of the registration statements prepared or certified by the firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,




/s/ ARTHUR ANDERSEN LLP